Exhibit 99.1

To our Stockholders, Customers & Employees

Mueller Industries’ businesses principally serve the residential and commercial construction markets. These markets were hit hard by the financial meltdown of 2007. The following five years were challenging and the company made many changes and adjustments in order to remain profitable and retain our competitive edge. As a result, we were able to achieve annual operating income of $100 million or more during this difficult period, with the exception of 2009.

We look forward to better times ahead as the residential construction sector appears to be resurging, and we anticipate the commercial construction market will follow in due course.

For the fiscal year ended December 29, 2012, Mueller Industries’ net income was $82.4 million, or $2.31 per diluted share, compared with $86.3 million or $2.26 per diluted share for the prior year. The prior year included a favorable litigation gain of $10.5 million, or 18¢ per diluted share after tax.

Net sales for 2012 totaled $2.2 billion compared with $2.4 billion in 2011. The difference was largely due to the decline in copper prices which averaged $3.61 per pound in 2012, versus $4.01 per pound in 2011.

In 2012, our business generated a strong cash flow of $108 million from operating activities. At year-end, our cash on hand totaled $199 million, or $7.08 per share.

One of the key financial highlights of the year was the repurchase of 10.4 million of our shares at $41 per share. This turned out to be a timely purchase, as our shares are, as of this writing, selling for $53 per share. By this purchase, our outstanding shares were reduced from 38.5 million shares to 28.1 million shares.

Another financial highlight of 2012 was the redemption in full of our outstanding 6%, 2014 Debentures in the amount of $148 million. The redemption will reduce our annual interest expense by approximately $9 million.

Operations Review

PLUMBING AND REFRIGERATION SEGMENT

Operating income from our Plumbing and Refrigeration segment in 2012 increased to $87 million, compared with $85 million the year before. Net sales declined by 7% due largely to the decline in copper prices.

Our U.S. and U.K. copper tube businesses overall were stable despite a decline in the unit volume at our U.K. operations. This decline was offset by an increase in our U.S. export sales. This segment also includes our U.S., U.K., and Mexican Buy-Sell Plumbing businesses. New products accounted for a majority of the growth in sales, as well as improved profitability in these businesses.

In September of 2011, a fire at one of our factories in Wynne, Arkansas destroyed much of our plastic fittings manufacturing capacity. We promptly negotiated supply agreements to ensure that service to our customers was not interrupted. By year-end 2012 we had re-established much of our required capacity at our Kalamazoo, Michigan plastics plant. We anticipate being at full productive capacity by April 2013.

OEM SEGMENT

Operating income from our OEM segment in 2012 was $67 million versus $73 million in 2011. Net sales were $975 million in 2012 compared to $1.1 billion in 2011. Sales were affected by the prices of copper as previously noted, coupled with a decrease in volume.

The OEM segment is composed of our Industrial Products Division, the Engineered Products Division, and our Jiangsu Mueller-Xingrong Copper Industries joint venture in China.

In several of these OEM-driven businesses we continue to expand our product range to include the use of aluminum in addition to copper and brass. Our Gas Products, Impacts / Microgauge, Precision Tube, and Fabricated Tube Products businesses have expertise in fabricating aluminum which we believe will promote their long-term growth.

Our China copper tube mill remained solidly profitable despite a decline in unit volume.

CAPITAL INVESTMENT AND ACQUISITIONS

Our copper and brass mills are efficient and productive, but we have significant plans to further improve their operations. These businesses are capital-intensive and periodically require investments to upgrade equipment and to implement new manufacturing technologies. In 2012, we initiated several major capital expenditure programs, with more to follow over the next several years. Our objective is to enhance our position as a world-class manufacturer.

In September 2012, we acquired Westermeyer Industries, which manufactures refrigeration products that are complementary to Mueller Industries’ refrigeration offerings. We welcome the Westermeyer personnel and look forward to assisting them to expand the business.

In late 2012, we also acquired manufacturing assets which will allow us to participate in the bus bar business. The equipment has been installed in our Belding, Michigan factory.

We believe that many domestic companies will soon bring production back to the U.S. that they previously outsourced to Asia and elsewhere. The high costs and risks associated with carrying multiple inventories may no longer justify the outsourcing model. When companies do repatriate their production, we believe our mills and operations will experience a surge in demand. We plan to be ready to handle the anticipated increase in volume.

CLOSING

Many economists have predicted that the housing and commercial construction industry will importantly contribute to the growth of the U.S. economy in 2013. Mueller Industries is well positioned to participate in such growth.

Our manufacturing facilities are in excellent shape and have the capacity to handle production increases. Our capital expenditure initiatives will add to our capacity and efficiency.

Our employees are committed and dedicated to the continued success of our company. They are the driving force behind our company.

Our balance sheet is strong and will support the growth of our company as well as investments in compatible acquisitions.

On February 19, 2013, Mr. Jeff Martin, a 16-year veteran with our company, was named Chief Financial Officer. Jeff has a comprehensive knowledge of our businesses and has seamlessly assumed his new duties.

Also, on November 2, 2012, Mr. Gary S. Gladstein was selected by our Board to be its new Non-Executive Chairman. Mr. Gladstein has been a Mueller Industries Director for over 17 years. All of us are enthusiastic that he has agreed to serve as our Chairman.

We extend our thanks and appreciation to our employees, our customers, and our stockholders.

Sincerely,

/s/Gregory L. Christopher

Gregory L. Christopher
Chief Executive Officer